EXHIBIT 10.5


                                LICENSE AGREEMENT

         This Agreement is made and entered into this 15th day of November, 2003, by and between American Powerhouse, Inc., a Delaware corporation (the "Licensor") and Sign Media Systems Acquisition Company, Inc., a Florida corporation (the "Licensee").

         WHEREAS, the Licensor had acquired certain proprietary technology for the manufacture of a water cooler which manufactures distilled water from ambient air (the "Water Machine"); and

         WHEREAS, the Licensor is the owner of trade secrets, confidential information, proprietary information, intellectual property, trademarks, copyrights and know-how relating to the Water Machine; and

         WHEREAS, the Licensee is interested in entering into the business of manufacturing, and selling the Water Machine; and

         WHEREAS, the Licensor and the Licensee are interested in cooperating to manufacture and sell within the Territory the Water Machine.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.       DEFINITIONS

         1.1. Whenever used in this Agreement in upper case letters (other than the name of the parties and article headings), the terms set forth in this Agreement shall have the meanings set forth in the following subparagraphs.

         1.2. The term "Agreement" shall mean this license agreement between the Licensor and the Licensee and any future written amendments or supplements thereto.

         1.3. The term "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option (put or call), pledge, security interest, right of first refusal, covenant, or restriction of any kind, including any restriction on use, transfer, receipt of income or any other attribute of, or restriction on, ownership of property.

         1.4. The term "Non-Exclusive" shall mean that any other person or entity, including the Licensor, will be allowed to license or sell the Water Machine, other applications relating or similar to the Water Machine, or the Technology, Trade Secrets, Confidential Information, Proprietary Information, or Intellectual Property in the Territory.

         1.5. The term "Improvement" or "Improvements" shall mean any advancement, enhancement or improvement to the Technology, whether patentable or not.

         1.6. The term "Licenses" shall mean the licenses granted by the Licensor to the Licensee in paragraph two (2) herein.

         1.7. The term "Water Machine" means certain proprietary technology for the manufacture of a water cooler which manufactures distilled water from ambient air which is comprised of the Trade Secrets, the Confidential Information, the Proprietary Information, and the Intellectual Property.

         1.8. The term "Technology" shall mean all Trade Secrets, Confidential Information, Proprietary Information, and Intellectual Property, including any and all patented or unpatented technical knowledge, drawings, formulae, documents, data and other proprietary information concerning the manufacture, process, design, creation, sale or use of the Water Machine that are currently owned or will be owned by Licensor through the successful development or acquisition thereof by Licensor. This term further includes any and all components, modifications, improvements and Improvements of such Technology currently owned or will be owned by Licensor.

         1.9. The term "Term" or "Term of this Agreement" shall mean in perpetuity.

         1.10. The term "Territory" shall mean all countries in the world.

         1.11. The terms "Trade Secret(s)", "Confidential Information" "Proprietary Information" and "Intellectual Property" shall mean information of any nature in any form relating to the Water Machine or the Technology that gives the Licensor an opportunity to obtain an advantage over competitors who do not know or use it, but it is understood that these terms do not include information that is in the public domain, becomes part of the public domain through no fault of Licensee, or is obtained in good faith by Licensee from a third party having bona fide rights to furnish such information without a binder of secrecy.

2.       LICENSES GRANTED

         2.1. Licensor grants to Licensee the Non-Exclusive right and license to use, modify, and enhance the Technology in the Territory for the Term of this Agreement in connection with the Licensee's business endeavors.

         2.2. Licensor grants to Licensee the Non-Exclusive right and license to the Trade Secret(s), Confidential Information, Proprietary Information, and Intellectual Property in the Territory for the Term of this Agreement in connection with the Licensee's business endeavors.

3.       DISCLOSURE AND CONTINUED ASSISTANCE

         3.1. Within ten (10) days after the date of this Agreement, Licensor shall disclose and provide to Licensee the Technology, the Trade Secret(s), the Confidential Information, the Proprietary Information and the Intellectual Property in such tangible form or forms reasonably acceptable to Licensee, as would be necessary to allow their use in the Licensee's business.

         3.2 During the Term of this Agreement, Licensor shall provide Licensee with reasonable and adequate technical assistance to enable the Licensee to utilize the Technology, the Trade Secret(s), the Confidential Information, the Proprietary Information, and the Intellectual Property and any Improvements in connection with the Licensee's business. Licensee shall reimburse Licensor for reasonable travel and lodging expenses relating to Licensee's technical assistance. The general nature and amount of such travel and lodging and reimbursements relating thereto shall be approved by Licensee in writing prior to being incurred by Licensor.

4.       IMPROVEMENTS

         4.1. In the event the Licensor develops or discovers an Improvement and proves the same commercially feasible during the Term of this Agreement, Licensor shall promptly give the Licensee the necessary information to enable the Licensee to practice the Improvement.

         4.2. Licensor shall grant to Licensee an Exclusive right and license to all Improvements in the Territory for the Term of this Agreement in connection with the Licensee's business endeavors without requiring additional compensation and payment to Licensor.

5.       COMPENSATION

         Simultaneously with the execution of this Agreement, Licensee shall pay to Licensor One Thousand (1,000) shares of the Licensee's common capital stock as full and complete compensation to Licensor for granting Licensee the Licenses. No further payment shall be due or payable to Licensee for the granting of the Licenses contained herein.

6.       SUBLICENSES AND ASSIGNMENTS

Licensee shall not sublicense others the Licenses granted to Licensee by this Agreement without prior written notice to or approval of the Licensor.

7.       LICENSOR'S WARRANTIES

         The Licensor hereby represents, warrants and agrees, to and with Licensee that:

         7.1 Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. Licensor has full right, power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Licensor of this Agreement has been authorized by all necessary corporate action. When this Agreement is executed by Licensor, this Agreement will constitute the valid and binding agreement of Licensor enforceable against Licensor in accordance with its terms.

         7.2 The execution, delivery, and consummation of the transaction contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which the Licensor is a party,
(b) violate any judgment against, or binding upon, the Licensor, or (c) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Digital.

         7.3 No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Licensor.

         7.4 There is no action, suit, proceeding, or claim pending or, to the knowledge of the Licensor, threatened against the Licensor wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transaction contemplated by this Agreement.

         7.5 The Licensor has the legal right to license Technology, Trade Secret(s), Confidential Information, Proprietary Information, and Intellectual Property to the Licensee in accordance with the terms of this Agreement.

         7.6. To the Licensor's knowledge, the use of the Licenses by Licensee will not infringe upon any patents issued, trademarks registered or used, copyrights owned by and trade secrets owned by third persons within the Territory.

         7.7. There are no Encumbrances against the Technology, Trade Secret(s), Confidential Information, Proprietary Information, or Intellectual Property whether absolute, contingent or otherwise.

8.       LICENSEE'S WARRANTIES

         Licensee hereby represents, warrants, and agrees to and with the Licensor that:

         8.1 Licensee has full right, power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Licensee of this Agreement has been authorized by all necessary corporate action by Licensee. When this Agreement is executed by Licensee and delivered to the Licensor, this Agreement will constitute the valid and binding agreement of Licensor enforceable against Licensor in accordance with its terms.

         8.2 The execution, delivery, and consummation of the transaction contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which Licensee is a party or by which Licensee is bound, (b) violate any judgment against, or binding upon, Licensee or (c) violate any provision in the charter documents and any other agreement affecting the governance and control of Licensee.

         8.3 No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Licensee.

         8.4 There is no action, suit, proceeding, or claim pending or, to the knowledge of Licensee, threatened against Licensee wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transaction contemplated by this Agreement.

9.       MAINTENANCE OF PROPERTY RIGHTS

         During the Term of this Agreement, either the Licensor or the Licensee may, but is not required to take such actions as are necessary to maintain the Technology, the Trade Secret(s), the Confidential Information, the Proprietary Information, and the Intellectual Property at their own expense.


10.      DEFENSE OF LICENSES AND PROSECUTION OF INFRINGERS

         10.1. During the Term, the Licensor and the Licensee will jointly defend each of the Technology, Trade Secret(s), Confidential Information, Proprietary Information, and Intellectual Property in the Territory against any legal attack and share equally in the costs of such defense including reasonable legal fees. In the event that either party becomes aware of any claim or lawsuit alleging that any of the Technology, Trade Secret(s), Confidential Information, Proprietary Information, and Intellectual Property in the Territory are invalid or void, that party will promptly inform the other party of such claim or lawsuit.

         10.2. In the event that either party becomes aware of any device used or manufactured in the Territory by a third party which infringes in the Territory or may reasonably be alleged to infringe upon any of the Confidential Information, Proprietary Information, or Intellectual Property, that party shall promptly inform the other party of such. The Licensor and the Licensee shall each have the right to institute an action at law or in equity against any third party who infringes upon or misappropriates any of the Technology, Trade Secret(s), Confidential Information, Proprietary Information, or Intellectual Property. The Licensor and the Licensee shall share equally the costs incurred in such a lawsuit and any award of judgments obtained there from. In the event that either party desires not to participate in any action against an infringing third party, that party (the "notifying party") shall promptly inform the other party and the other party shall have the right to proceed with the action at its own expense and shall be solely entitled to any award or judgment which results from that lawsuit. The notifying party shall nevertheless cooperate fully with the other party in any action against a third party infringer or misappropriator and will assign to the other party whatever rights are necessary for the other party to bring and maintain such a lawsuit provided, however, that such cooperation and assignments shall be at no cost to the notifying party. In the event that the third party infringer asserts a counterclaim alleging that the subject Technology, Trade Secret(s), Confidential Information, Proprietary Information, or Intellectual Property is void or invalid, the party asserting the claim of infringement or misappropriation shall be solely responsible for defending against the counterclaim at its sole cost and expense. In the event such a counterclaim is asserted, the notifying party may elect to participate in the defense of the counterclaim at its expense.

11.      CONFIDENTIALITY

         Both parties agree that the Technology, Trade Secret(s), Confidential Information, Proprietary Information, or Intellectual Property disclosed pursuant to this Agreement (the "confidential information") is confidential and proprietary and acknowledge that the unauthorized disclosure of any of the confidential information will result in immediate and irreparable competitive injury to both parties. Each party agrees to disclose the confidential information only to those of its employees, sublicensees and agents to whom such disclosure is necessary to permit the implementation of the transactions contemplated by this Agreement, and then only after such employees, sublicensees and agents have entered into an appropriate nondisclosure agreement. Each party further agrees not to disclose any of the confidential information to any other person or entity without prior written approval of the other party.

12.      FORCE MAJEURE

         Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including, but not limited to: acts of God; armed conflict or economic dislocation there from; embargoes or shortages of labor, raw materials, fuel, energy, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; accidents; and other natural or man-made disasters or problems.

13.      TERMINATION

         This Agreement may, by written notice be terminated by either party if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured within thirty (30) days after written notice thereof has been delivered to the party alleged to be in breach. In addition to the foregoing, in the event of a breach of any provision of this Agreement by any party, then the other party shall have all of the remedies provided by law or equity including specific performance.

14.      FUTURE PATENTS

         14.1. At the option of the Licensor, Licensor shall prosecute an application or applications to patent any portion or all of the Technology or any Improvement. Licensor and Licensee shall cooperate and promptly and fully assist each other in every lawful way to obtain such patent or patents.

         14.2. Licensor and Licensee agree to sign any and all lawful papers, take all lawful oaths and do all lawful acts, including giving testimony in connection with any patent application or applications and patents of the Technology or any Improvement, including the filing or prosecution of any such patent applications, and the grant of any such patents.

         14.3. With respect to any patents obtained pursuant to this Agreement, the Licensor shall grant to Licensee a Non-Exclusive right and license under such patents and any divisions, continuations, continuation-in-parts, reissues, re-examinations or extensions thereof, with the same scope and Territory as granted to Licensee under paragraph 2 hereof without requiring additional compensation and payment to Licensor.

15.      MISCELLANEOUS

         15.1 Any notices, requests, demands, or other communications herein required or permitted to be given shall be in writing and may be personally served or sent by United States mail and shall be deemed to have been given if personally served, when served, or if mailed, when deposited in the mail and shall be deemed to have been received if personally served, when served, or if mailed on the third business day after deposit in the United States mail with postage pre-paid by certified or registered mail and properly addressed. As used in this Agreement, the term "business day" means days other than Saturdays, Sundays, and holidays recognized by Federal banks. For purposes of this Agreement, the addresses of the parties hereto shall be the addresses as set hereafter until a party subsequently notifies all other parties in writing of a change of address.

         If to the Licensor:

         American Powerhouse, Inc.
         41667 Yosemite Pines Dr.
         Oakhurst CA  93644

         If to Licensee:

         Sign Media Systems Acquisition Company, Inc.
         2100 19th Street
         Sarasota, FL  34234

         15.2 This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same instrument.

         15.3 This Agreement may be amended, modified, or superseded only by written instrument executed by all parties hereto. Any waiver of the terms, provisions, covenants, representations, warranties, or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by a corporate party hereto shall be effective only if executed and delivered by the chief executive officer, president, or any vice president of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, provision, covenant, representation, or warranty.

         15.4     Time is of the essence in the performance of this Agreement.

         15.5 The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article, Section, or paragraph hereof.

         15.6 This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

         15.7 All of the terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, assigns, and successors.

         15.8 A representation or statement made herein to the knowledge of any corporate party refers to the knowledge or belief of the companies' directors, officers, and attorneys, regardless of whether the knowledge of such person was obtained outside of the course and scope of his corporate employment or duties, and regardless of whether any such person's interests are adverse to such entity in respect of the matters as to which his knowledge is attributed. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine or the neuter gender shall include the masculine, the feminine and the neuter gender. The terms "hereof," "herein," or "hereunder" shall refer to this Agreement as a whole and not to any particular Article, Section, or paragraph hereof.

         15.9 This agreement shall be governed exclusively by its terms and by the local, internal laws of the state of Florida. The parties agree that the appropriate venue for any litigation arising hereunder is in Sarasota County, Florida.

         15.10 If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         15.11 In the event of any litigation arising out of this Agreement, the losing party shall pay the prevailing party's attorneys' fees and court costs, including attorneys' fees and court costs on appeal.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        AMERICAN POWERHOUSE, INC:


                        By: /S/ Densi C. Tseklenis (SEAL)
                        Denis C. Tseklenis
                        President


                        SIGN MEDIA SYSTEMS ACQUISITION COMPANY, INC:


                        By: /S/ Denis C. Tseklenis (SEAL)
                        Denis C. Tseklenis
                        President